Exhibit 4.58

Termination Agreement

This Agreement is executed on 28 September 2005 by and among the following parties:

Party A: Puccini Network Technology (Beijing) Ltd.

Registered Address: Room 615, Suite C, No.18 of Xi Huan Road (S), Beijing Economic-Technological Development Area, Beijing

Party B: Beijing Lei Ting Wu Ji Network Technology Company Limited

Address: Room 607, Suite C, No.18 of Xi Huan Road (S), Beijing Economic-Technological Development Area, Beijing

Party C: Fan Tai

Address: Room 509, Yard 2, No.11 New Building, East Luo Quan Bystreet, Dongcheng District, Beijing

Party D: Wang Leilei

Address: No.1001, Building 1, Xiaoyangyibin Bystreet, Dongcheng District, Beijing

Whereas:

1.	Party A, Party B, Party C and Party D reached a Business Operation Agreement (hereinafter referred to as the “Business Operation Agreement”) on 13 November 2004.

2.	Party A, Party B, Party C and Party D wish to terminate the said Business Operation Agreement.

Now therefore, the Parties agree as follows:

1.	Party A, Party B, Party C and Party D agree to terminate the Business Operations Agreement which shall automatically become invalid upon the effective date of this Agreement.

2.	Upon the date when the Business Operations Agreement become invalid, the rights and obligations of Party A, Party B, Party C and Party D under the Business Operations Agreement shall be terminated accordingly.

3.	This Agreement shall take effect upon its execution.

4.	This Agreement shall be governed by the PRC laws.

5.	This Agreement is made in four copies, each held by one Party.

[Execution Page]

Party A: Puccini Network Technology (Beijing) Ltd.

/s/ Wang Leilei
Name:	Wang Leilei
Title:	Legal Representative

Party B: Beijing Lei Ting Wu Ji Network Technology Company Limited

/s/ Ouyang Zhengyu
Name:	Ouyang Zhengyu
Title:	Legal Representative

Party C: Fan Tai

Signature:	/s/ Fan Tai

Party D: Wang Leilei

Signature:	/s/ Wang Leilei

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